As filed with the Securities and Exchange Commission on July 21, 2026

Registration No. 333-291587 Registration No. 333-292177
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-291587
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-292177
UNDER
THE SECURITIES ACT OF 1933

GoHealth, Inc.
(New GoHealth, LLC, as successor by conversion to GoHealth, Inc.)
(Exact name of registrant as specified in its charter)

Delaware	85-0563805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
222 W Merchandise Mart Plaza, Suite 1750
Chicago, IL 60654
(312) 386-8200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bradley Burd
Chief Legal Officer
222 W Merchandise Mart Plaza, Suite 1750
Chicago, IL 60654
(312) 386-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Sharon Freiman, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
These post-effective amendments (the “Post-Effective Amendments”) are being filed by New GoHealth, LLC, a Delaware limited liability company (as successor by conversion to GoHealth, Inc.) (the “Company”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof, and to terminate all offerings, under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), each as amended or supplemented to date:
•Registration Statement on Form S-3 (No. 333-291587), originally filed with the SEC on November 17, 2025, registering up to 12,026,489 shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”).
•Registration Statement on Form S-3 (No. 333-292177), originally filed with the SEC on December 16, 2025, registering up to 9,566,028 shares of Class A Common Stock.
As previously disclosed, on June 7, 2026, the Company, GoHealth Holdings, LLC and certain of their direct and indirect subsidiaries (the “Debtors”) filed voluntary petitions commencing cases under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On July 13, 2026, the Debtors filed the Amended Joint Prepackaged Chapter 11 Plan of GoHealth, Inc. and Its Debtor Affiliates (the “Plan”). On July 21, 2026, the Bankruptcy Court entered the Findings of Fact, Conclusions of Law, and Order (I) Approving the Disclosure Statement for, and Confirming the Amended Joint Prepackaged Chapter 11 Plan of GoHealth, Inc. and Its Debtor Affiliates and (II) Granting Related Relief. The Plan became effective on July 21, 2026. In connection with the foregoing, the offerings pursuant to the Registration Statements are being terminated.
In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration all securities that were registered but unsold or otherwise unissued under each of the Registration Statements as of the date hereof. As of the date hereof, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 21st day of July, 2026.
New GoHealth, LLC, as successor by conversion to GoHealth, Inc.
By:    /s/ Vijay Kotte
    Vijay Kotte
    Chief Executive Officer
No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.